Exhibit 8.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

September 10, 2019

Bitwise Investment Advisers, LLC

as Sponsor to Bitwise Bitcoin ETF Trust

300 Brannan Street, Suite 201

San Francisco, California 94107

Ladies and Gentlemen:

We are acting as special United States tax counsel to Bitwise Bitcoin ETF Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the proposed registration by the Trust, an investment trust formed on August 29, 2019 under Delaware law pursuant to a Declaration of Trust and Trust Agreement executed by the parties thereto on August 28, 2019 between Bitwise Investment Advisers, LLC, as sponsor (the “Sponsor”), and Delaware Trust Company, as trustee, of a number of shares, representing units of fractional undivided beneficial interest in the net assets of the Trust to be specified in the Registration Statement prior to it being declared effective (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and have reviewed and relied upon representations made to us by a duly authorized officer of the Sponsor in a letter dated as of the date hereof (the “Representation Letter”) . We have also examined such other agreements, documents and records and other materials as we have deemed necessary in order for us to render the opinion referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, (i) the accuracy and completeness of the statements contained in the Registration Statement, (ii) that the Trust will operate at all times in the manner discussed in its organizational documents , the prospectus included in the Registration Statement (the “Prospectus”) and the Representation Letter , (iii) the facts, representations and assumptions set forth or referenced herein being accurate and (iv) that any representation qualified by knowledge, intention, belief or any similar qualification is true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

Bitwise Investment Advisers, LLC
as Sponsor to Bitwise Bitcoin ETF Trust

September 10, 2019

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Based on and subject to the foregoing, it is our opinion that the discussion relating to federal income tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus, insofar as it describes statements of, and conclusions regarding, federal income tax law, and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date hereof, the material federal income tax consequences that generally will apply to the purchase, ownership and disposition of the Shares by a U.S. Shareholder (as defined in the Prospectus) and certain federal income tax consequences that may apply to an investment in the Shares by a Non-U.S. Shareholder (as defined in the Prospectus).

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Sponsor solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the holders of the Shares relating to the Registration Statement and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any holder of the Shares. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and the references to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ VEDDER PRICE P.C.
VEDDER PRICE P.C.